As filed with the Securities and Exchange Commission on April 11, 2013

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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BRAZIL MINERALS, INC.

(Exact name of registrant as specified in its charter)

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Nevada	39-2078861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

324 South Beverly Drive, Suite 118

Beverly Hills, CA 90212

 (213) 590-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brazil Minerals, Inc. 2013 Stock Incentive Plan
3 Individual Stock Option Agreements

(Full title of the Plan)

Marc Fogassa

Chief Executive Officer

Brazil Minerals, Inc.

324 South Beverly Drive, Suite 118

Beverly Hills, CA 90212

(213) 590-2500

 (Name, Address and Telephone Number of Agent for Service)

Copy to:

Darren Ofsink, Esq.

Ofsink, LLC

900 Third Avenue, 5th Floor

New York, NY 10022

(212) 371- 8008

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                                                        Accelerated filer

Non-accelerated filer                                                                          Smaller reporting company  x

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share (1)(2)(3)	15,000,000	$.60	$ 9,000,000	$ 1,227.60

(1)

These shares may be issued pursuant to the Brazil Minerals, Inc. 2013 Stock Incentive Plan (the “Plan”) and pursuant to stock options authorized by our Board of Directors and issued to certain of our officers, directors, employees, and consultants. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and in order to prevent dilution, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of a stock split, stock dividend, recapitalization or similar transaction involving the registrant’s common stock. The prospectus included in this Registration Statement pursuant to General Instruction C of Form S-8 covers the reoffer and resale of these shares by the selling shareholders.  Pursuant to Rule 457(h)(3), no additional registration fee is being paid with respect to the reoffer and resale of the Common Stock being registered pursuant to this Registration Statement.

(2)

These shares are reserved for future award grants under the Plan and the proposed maximum offering price per share is the high and low prices of the Registrant’s common stock as reported on the over-the-counter Bulletin Board within 5 business days prior to April 11, 2013 in accordance with Rule 457(h) and (c).

(3)

Any shares of Common Stock covered by an award granted under the Plan that is forfeited, canceled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock that may be issued under the Plan.

EXPLANATORY NOTES

            This Registration Statement is being filed to register the issuance of up to a total of 15,000,000 shares of common stock of Brazil Minerals, Inc., par value $.001 per share, to certain of our eligible employees, consultants and non-employee directors as restricted stock, performance shares and other stock-based awards or upon the subsequent exercise of any stock options granted under the Plan.

                This Registration Statement includes a reoffer prospectus and contains the Form S-3 information required by General Instruction C.1 for Form S-8.  The Reoffer Prospectus may be utilized for reofferings and resales of an aggregate of 2,400,000 shares of Common Stock acquired pursuant to the exercise of stock options issued to the selling stockholders pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

                The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act") as of the date of this Registration Statement. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

                Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the offering are available without charge by contacting:

Marc Fogassa

Chief Executive Officer

Brazil Minerals, Inc.

324 South Beverly Drive, Suite 118

Beverly Hills, CA 90212

(213) 590-2500

PROSPECTUS

2,400,000 SHARES

BRAZIL MINERALS, INC.

COMMON STOCK ($.001 PAR VALUE)

This prospectus relates to the reoffer and resale by certain selling stockholders of 2,400,000 shares of our Common Stock, par value $0.001 per share (“Common Stock”) that may be issued by us upon exercise of options issued to the selling stockholders pursuant to the Brazil Minerals, Inc. 2013 Stock Incentive Plan (the “Plan”).  The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of the shares.

The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the OTC Bulletin Board, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

Our Common Stock is traded on the OTC Bulletin Board. On April 8, 2013, the closing price for our Common Stock, as reported by otcmarkets.com, was $0.60.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6  OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS APRIL 11, 2013.

TABLE OF CONTENTS

PAGE

ABOUT THIS PROSPECTUS	3
THE COMPANY	3
RISK FACTORS	6
WHERE YOU CAN FIND MORE INFORMATION	9
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	9
NOTE REGARDING FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	11
SELLING STOCKHOLDERS	11
PLAN OF DISTRIBUTION	12
LEGAL MATTERS	14
EXPERTS	14
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	14

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the "Commission") and therefore omits certain information in such registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any document. You can inspect a copy of the registration statement and its exhibits, without charge, at the Commission's public reference room, and can copy such material upon paying the Commission's prescribed rates.

You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes.

Unless the context otherwise requires, all references to “we,” “us,” “our,” or the “Company” in this prospectus refer to Brazil Minerals, Inc., a Nevada corporation.

THE COMPANY

                The Company is in the business of producing raw diamonds in one property and exploring for gold in another, with both properties located in the Federative Republic of Brazil (“Brazil”), the largest country in Latin America. The Company’s local execution is led by an experienced team of Brazilians and the Company’s management team has expertise in geology, mining operations, regulations, commercialization, business development, and financing.

We were incorporated under the laws of the State of Nevada on December 15, 2011.  Our executive offices are located at 324 South Beverly Drive, Suite 118, Beverly Hills, California 90212 and our telephone number is (213) 590-2500.  Our web site can be found at http://www.brazil-minerals.com.

                As of April 8, 2013 the Company had the following described interests in mineral properties:

Duas Barras:

On January 2, 2013 we exercised an option to purchase for $800,000 a 20% share of the monthly diamond production that Brazil Mining actually receives in respect of the 55% equity interest in Mineração Duas Barras Ltda., a Brazilian company (“Duas Barras”) held by Brazil Mining, Inc., an affiliate of the Company (“Brazil Mining”).

                On March 23, 2013 the Company and Brazil Mining entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which Brazil Mining has agreed to sell to a 99.99% owned Brazilian subsidiary of the Company (“BMIX Subsidiary”), the rights to all profits, losses and appreciation or depreciation and all other economic and voting interests of any kind in Brazil Mining’s 55% equity interest in Duas Barras in exchange for the issuance to Brazil Mining of 1,000,000 shares of the Company’s Common Stock. Brazil Mining also agreed that if the Exchange Agreement is consummated, Brazil Mining will in accordance with the applicable laws and regulations of Brazil and state and municipal codes, perform all that is necessary to transfer to BMIX Subsidiary the record title ownership of the 55% interest in Duas Barras upon the Company’s request.

Duas Barras owns the mining right called “Portaria de Lavra” (mining concession) number 265, published in Brazil’s Official Federal Gazette on August 25th, 2006, and awarded by DNPM (“Departamento Nacional de Produção Mineral”, the National Mining Department, a Brazilian federal government entity) with respect to DNPM Process number 806.569/1977. The mining concession area is 170.89 hectares or approximately 422 acres. “Portaria de Lavra” is the highest level of mining right achievable; this mining concession permits mining of diamond and gold in the property. In addition to the “Portaria de Lavra”, Duas Barras has current operating and environmental licenses issued by state authorities to operate its plant. The main office of Duas Barras is located at Fazenda Duas Barras, in the municipality of Olhos D’Agua, state of Minas Gerais, CEP 39398-000, Brazil. The CNPJ (Brazilian corporate tax identification) number of Duas Barras is 07.950.123/0001-32.

The Duas Barras mining concession with its diamond and gold processing plant is located on the left bank of the Jequitinhonha River in the state of Minas Gerais, Brazil, approximately 250 kilometers north of Belo Horizonte, the state capital. The diamond processing plant at Duas Barras is accessible by dirt road which connects to asphalt highways. A major city, Montes Claros, the regional hub for northern Minas Gerais, with a population of over 400,000 people and a busy regional airport, is located within an hour and a half drive of Duas Barras. The Jequitinhonha River is a well-known area for diamond and gold production; it has hosted alluvial mining operations on all scales since the 18th century.

The Duas Barras diamond and gold processing plant was built by the previous owner of the mining concession, a Canadian listed company called Vaaldiam Resources Ltd. (“Vaaldiam”). Kenneth Johnson, the past president of Vaaldiam do Brasil Ltda., the Brazilian arm of Vaaldiam, is a member of the Board of Advisors of Brazil Mining, a shareholder of the Company. To the best of the Company’s knowledge, the diamond and gold processing plant at Duas Barras is the largest such type of alluvial recovery plant in Latin America. To the best of the Company’s knowledge, the cost of construction was approximately $2.5 million.

The Company has not performed any geological studies in Duas Barras. The Company has relied on the report entitled “Technical Report Duas Barras Diamond Project, Brazil, Presenting Details of Diamond Resources Compliant with Canadian National Instrument 43-101” (henceforth simply “Duas Barras NI 43-101”), issued by Qualified Person and Professional Geologist Paul J. Daigle, Senior Project Geologist at Vaaldiam, on March 30th, 2007. The Duas Barras NI 43-101 contains in its page 9 the following table of resources:

Mineral Resource	Volume (m3)	Diamond Grade (cts/m3)	Diamond Content (carats)	Fine Gold Grade (mg/m3)	Fine Gold Content (kg)
Indicated	1,843,000	0.16	295,000	182	335
Inferred	856,000	0.16	137,000	182	156

TOTAL	2,699,000	0.16	432,000	182	491

                The Company does not anticipate performing any geological work to confirm or deny the data above. The complete report is on file with Canada’s securities commission at www.sedar.com by searching under “Vaaldiam” and thereafter navigating to the entry entitled “Technical Report (NI 43-101)-English dated April 12, 2007.”

During the first quarter of 2013, one of the three main generators of the Duas Barras plant needed repairs and the plant stopped production for approximately one month. The generator has been fully repaired by Cummins, its manufacturer, and is working as of the date of this Annual Report. Additionally, being that December to Marchis the season of high rains, alluvial mining operations in the State of Minas Gerais (where DUAS Barras is located) normally stop production during which period equipment is refurbished and gravel fronts are prepared for processing during the dry season. That was the focus of our efforts this quarter as well. During the first quarter, Duas Barras purchased a large used dredge, transported and reassembled it, and deployed it in one of the most promising locations within its mining concession. We expect Duas Barras to start using this dredge in the middle of the second quarter of 2013.

On March 23, 2013 the Company and Brazil Mining entered into the Exchange Agreement pursuant to which Brazil Mining has agreed to sell to BMIX subsidiary of the Company, the rights to all profits, losses and appreciation or depreciation and all other economic and voting interests of any kind in Brazil Mining’s 55% equity interest in Duas Barras in exchange for the issuance to Brazil Mining of 1,000,000 shares of the Company’s Common Stock.

Exploration Rights on Borba Property

                On December 19, 2012, pursuant to an Assignment of Mineral Rights, the Company acquired certain mineral exploration rights on a property located in the municipality of Borba, State of Amazonas, Brazil.

The Borba Project is based on the process DNPM 880.239/2009; the mineral rights cover an area of 9,999.11 hectares (approximately 24,708 acres). The geographical coordinates of the Borba Project are latitude of -06°30'00''657 and longitude of -59°27'52''267. Borba has promising indications for gold.

Map from DNPM delineating the Borba Project mineral rights area.

Superficial or near superficial gold pebbles have been found in the Borba Project area. The Company intends to enter into a focused research phase program in the higher likelihood target areas.

Diamond Sales

                The Company plans to focus on qualifying a few strong buyers for its production and essentially pre-selling its output, provided some parameters of size and clarity of gems are observed. The Company has set up a portal window on its website (www.brazil-minerals.com) called “Diamond Sales” that allows its qualified buyers to begin to access information about the Company’s production and special gems. Special gems would normally be diamonds that are greater than a certain size  or that are colored. Additionally, the Company has secured commitments from other smaller local diamond producers in Brazil that would like to offer their gems, including colored diamonds, online through the Diamond Sales portal. The Company will initiate such intermediation in the future and will charge a commission on such sales.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk.  The risk factors listed below are those that we consider to be material to an investment in our Common Stock and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below.  In such an event, the trading price of our Common Stock could decline, and you could lose all or part of your investment.  Before you invest in our Common Stock, you should be aware of various risks, including those described below.  You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our Common Stock.  This section includes or refers to certain forward-looking statements.  You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 10.

We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations.  The following highlights some of the factors that have affected, and in the future could affect, our operations.

Our ability to execute our business plan depends on the continuation of favorable mining environment in Brazil.

                Mining operations in Brazil are heavily regulated. Any significant change in the mining legislation may slow down or alter our business prospects,

Our success will depend on our ability to find producing mines that can be acquired or in which we could take an equity position at a reasonable expectation of required return on investment.

We are dependent in our ability to identify producing properties in Brazil that will be attractive targets for acquisition or that we could become partners of, and in either case, realize attractive rates of return in any investment. No assurance can be given that we will be able to do so, or it we do mike investments or acquisitions, such investments or acquisitions will yield profitable results.

Our quarterly and annual operating and financial results and our revenue are likely to fluctuate significantly in future periods.

Our quarterly and annual operating and financial results are difficult to predict and may fluctuate significantly from period to period.    Our revenues, net income and results of operations may fluctuate as a result of a variety of factors that are outside our control including, but not limited to, weather phenomena which directly affects the operations of alluvial mining properties, the general global economic condition which affects demand for raw diamonds, and others.

We may need additional financing to implement our strategy and expand our business.

We will need additional equity or debt financing beyond our existing cash to pursue our strategy, including the acquisition of additional mineral properties or to enter into strategic relationships with third parties to further study and/or develop mineral properties to eventual producing mines.  Any additional financing that we need may not be available and, if available, may not be available on terms that are acceptable to us.  Our failure to obtain financing on a timely basis, or on economically favorable terms, could prevent us from pursuing our acquisition strategy or from responding to changing business or economic conditions and could cause us to experience difficulty in withstanding adverse operating results.

We do not intend to pay regular future dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

We have never paid a dividend and we do not have any plans to pay dividends in the foreseeable future.  Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including future earnings, if any, operations, capital requirements, our general financial condition, the preferences of any series of preferred stock, our general business conditions and future contractual restrictions on payment of dividends, if any.  Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment.  This appreciation may not occur.

Because ownership of our common stock is concentrated, investors may have limited influence on stockholder decisions.

As of December 31, 2012, Brazil Mining owned 51.1% of our outstanding common stock and our executive officers and directors beneficially owned 52.8% of our outstanding common stock.  In addition, Marc Fogassa, our Chairman and Chief Executive Officer, owns or controls 42.9% of the outstanding common stock of Brazil Mining and is the Chief Executive Officer and a director of Brazil Mining and by virtue thereof may be deemed to control Brazil Mining. Mr. Fogassa also owns all of the outstanding Series A Preferred Stock of the Company, which entitles him to cast 51% of the votes on any matter submitted to stockholders of the Company. As a result, Mr. Fogassa may be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.  This concentration of ownership and voting power will limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.  For information regarding the ownership of our outstanding stock by our executive officers and directors and their affiliates, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” on page 18 of our Annual Report on Form 10-K for the year ended December 31, 2012.

Dependence upon CEO and Chairman.

Our success is largely dependent upon the personal efforts of Marc Fogassa. On December 31, 2012, we entered into an employment agreement with Mr. Fogassa pursuant to which he continues to serve as our Chairman, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary for an indefinite term. The loss of the services of Mr. Fogassa would have a material adverse effect on our business and prospects.  We maintain key-man life insurance on the life of Mr. Fogassa.

Because our common stock trades on the Over-the-Counter Bulletin Board, you may not be able to buy and sell our common stock at optimum prices and you may face liquidity issues.

The Over-the-Counter Bulletin Board ("OTCBB") is a regulated quotation service that displays quotes, last sales prices and volume in over-the-counter securities.  The trading of our stock on the OTCBB imposes, among others, the following risks:

●

Availability of quotes and order information – Because OTCBB trades and quotations involve a manual process (over the telephone) rather than automated or electronically linked execution systems, the market information for our common stock cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations could result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting, and the delivery of trade confirmations may be delayed significantly.  Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

●

Liquidity Risks – Liquidity refers to the ability to freely buy and sell securities at given prices and volumes.  In general, the more activity in a given security, and the more market makers participating in a security, the greater the liquidity in the security.  Because the OTC Bulletin Board generally has fewer market makers participating in a Bulletin Board security, the liquidity in our common stock may be significantly less than what might be experienced in the NASDAQ or listed markets.  As such, you may only receive a partial execution or your order may not be executed at all.  Additionally, the price received on a market order may be significantly different from the price quoted at the time of order entry.  Additionally, when fewer shares of our common stock are being traded, larger spreads between bid and ask prices and volatile swings in price may result.

●

Dealer's Spread – The dealer's spread (the difference between the bid and ask prices) of our common stock may be large and may result in substantial losses to the seller of our common stock on the OTCBB if the common stock must be sold immediately.  Further, purchasers of our common stock may incur an immediate "paper" loss due to the price spread.  Moreover, dealers trading on the OTCBB may not have a bid price for securities bought and sold through the OTCBB.  Due to the foregoing, there may be decreased demand for our common stock traded through the OTCBB.

The significant number of options and warrants outstanding may adversely affect the market price for our common stock.

As of April 10, 2013, there are outstanding options and warrants to purchase an aggregate of 2,600,000 shares of our common stock at exercise prices ranging from $0.01 to $1.00.  To the extent that outstanding options and warrants are exercised, existing stockholder percentage ownership will be diluted and any sales in the public market of the common stock underlying such options may adversely affect prevailing market prices for our common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We may largely finance our operations by issuing equity securities, which would materially reduce the percentage ownership of our existing stockholders.  Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock.  Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.  We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common shares.  The holders of any debt securities or instruments we may issue could have rights superior to the rights of our common stockholders.

Future sales of shares of our common stock may cause the prevailing market price of our shares to decline and could harm our ability to raise additional capital.

We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of Securities Act of 1933, and may become freely tradable.  We have also registered a substantial number of shares including shares that are issuable upon the exercise of options and warrants.  In addition, if holders of options and warrants choose to exercise their purchase rights and sell shares of common stock in the public market or if holders of currently restricted common stock or registered common stock sell such shares in the public market, or attempt to publicly sell such shares in a short time period, the prevailing market price for our common stock may decline.  Such decline in the price of our common stock may also adversely affect our ability to raise additional capital.

Provisions in our corporate charter could make it more difficult for a third party to acquire us, could discourage a takeover and adversely affect existing stockholders.

Our Articles of Incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock.  The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions, any of which could adversely affect holders of our common stock.  We have to date issued one share of our Series A Convertible Preferred Stock which entitles the holder thereof (who currently is Marc Fogassa, our Chief Executive Officer) to 51% of the voting power on stockholder votes on all matters. Future holders of preferred stock may also have rights superior to our common stock and such rights could also be used to restrict our ability to merge with, or sell our assets to third parties.

These provisions could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price.  These provisions may also limit the ability of stockholders to delay, deter or prevent a change of control, or approve transactions that they may deem to be in their best interests.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●           our ability to acquire additional mineral properties;

●           our ability to achieve material revenue and profits;

●           our ability to raise capital when needed;

●           sales of our common stock;

●           our ability to execute our business plan;

●           legislative, regulatory and competitive developments; and

●           economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 333-180624). You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at l-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet website that contains all our electronic filings and the filings of other issuers that file electronically with the SEC. The SEC’s website is http://www.sec.gov.    Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), until we terminate this offering:

1. Our Annual Report on Form 10-K for the transition period ended December 31, 2012 (filed April 8, 2013); and

2. Our Current Reports on Form 8-K filed on January 4, 2013, January 28, 2013 and March 28, 2013; and

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide at no cost to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus, but not delivered with the prospectus, excluding the exhibits to such filings that we have not specifically incorporated by reference in such filings. You should direct such requests to us at 324 South Beverly Drive, Suite 118, Beverly Hills, California 90212, Attention: Marc Fogassa, Chairman and Chief Executive Officer, telephone number (213) 590-2500.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are statements that include information based upon beliefs of our management, as well as assumptions made by and information available to our management. Statements containing terms such as "believes," "expects," "anticipates," "intends" or similar words are intended to identify forward-looking statements.

                Our management, based upon assumptions they consider reasonable, has compiled these forward-looking statements. Such statements reflect our current views with respect to future events. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include: unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits that, though present, are insufficient in quantity and quality to return a profit from production; market fluctuations; government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection; competition; the loss of services of key personnel; unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of infrastructure as well as general economic conditions.

These statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus or the materials incorporated by reference into this prospectus.

You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement. Such statements speak only as of the date of this prospectus and we are not undertaking any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The shares of Common Stock offered by this prospectus are being registered for the account of the selling stockholders identified in this prospectus (See “Selling Stockholders”).  All net proceeds from the sale of Common Stock will go to the shareholders who offer and sell their shares.  We will not receive any part of the proceeds from such sales.  We will, however, receive the exercise price of the options at the time of their exercise (exclusive of options to purchase shares which are exercised on a “cashless” basis).  If all of the options are exercised (assuming no exercise on a “cashless” basis), we will realize proceeds in the amount of $24,000.  The proceeds will be contributed to working capital and will be used for general corporate purposes.

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale of shares of Common Stock that may be issued to the selling stockholders upon exercise of options issued to certain if our officers and directors pursuant to 3 individual option agreements.  The following table sets forth (i) the number of shares of Common Stock beneficially owned by each selling stockholder as of the date of this prospectus, (ii) the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options held by each selling stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of the date of this prospectus), and (iii) the number and percentage of shares of our Common Stock to be held by each selling stockholder after completion of the offering.   All of the selling stockholders are directors of the Company and Marc Fogassa is also our Chairman, Chief Executive Officer, Chief Financial Officer and Secretary.

NAME(1)	NUMBER OF SHARES BENEFICIALLY OWNED PRIOR TO OFFERING(2)		NUMBER OF SHARES BEINGOFFERED(3)		NUMBER OF SHARES OF BENEFICIALLY OWNED AFTER OFFERING(4)	PERCENTAGE OUTSTANDING COMMON STOCK AFTER OFFERING(4)

Marc Fogassa	39,002,144	(5)	2,000,000	(6)	37,002,144	51.1%
Roger F. Noriega	200,000	(7)	200,000	(7)	0	*
Paul Durand	200,000	(8)	200,000	(8)	0	*

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Brazil Minerals, Inc., 324 South Beverly Drive, Suite 118, Beverly Hills, California 90212.
(2)

Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities.

(3)	Consists of shares issuable upon the exercise of options both currently exercisable and not currently exercisable.

(4)

Beneficial ownership of shares held by each selling stockholder after this offering has been calculated, for purposes of this disclosure, by subtracting the number of shares registered for sale by each selling shareholder from that selling shareholder’s current beneficial ownership as disclosed in column 2.  Beneficial ownership by each selling shareholder as disclosed assumes that each selling stockholder sold all of the shares he is offering in this prospectus but actually will depend on the number of shares sold by such selling stockholder in this offering.  Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised or converted.  Assumes a base of 69,963,463 shares of Common Stock outstanding.

(5)

Includes (a) 35,783,343 shares of Common Stock owned by Brazil Mining, Inc., a Delaware corporation of which Mr. Fogassa owns approximately 65% of the voting stock and is a director and Chief Executive Officer, (b) 79,999 shares of Common Stock which may be purchased by Mr. Fogassa at any time or from time to time during the period from January 25, 2013 to December 18, 2017 upon exercise of warrants held by Mr. Fogassa to purchase for $1.00 per share 79,999 shares of Common Stock and (c) 2,000,000 shares of Common Stock which may be purchased by Mr. Fogassa for $.01 per share at any time or from time to time until April 9, 2018 upon exercise of stock options.

(6)	Consists of 2,000,000 shares of Common Stock subject to currently exercisable stock options held by Mr. Fogassa.

(7)	Consists of 200,000 shares of Common Stock subject to currently exercisable stock options held by Mr. Noriega.

(8)	Consists of 200,000 shares of Common Stock subject to currently exercisable stock options held by Mr. Durand.

PLAN OF DISTRIBUTION

                This offering is self-underwritten.  Neither we nor the selling stockholders have employed an underwriter for the sale of Common Stock by the selling stockholders.  We will bear all expenses in connection with the preparation of this prospectus.  The selling stockholders will bear all expenses associated with the sale of their Common Stock.  There can be no assurance that the selling stockholders will sell any or all of the shares of Common Stock offered by them under this prospectus or otherwise.

                At the time a selling stockholder makes an offer to sell shares, to the extent required by the Securities Act of 1933, as amended (the “Securities Act”), a prospectus will be delivered.  If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering.

The selling stockholders may offer their shares of Common Stock directly or through pledgees, donees, transferees or other successors-in-interest in one or more of the following transactions:

● ordinary brokerage transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may offer their shares of Common Stock at any of the following prices:

●	fixed prices that may be changed;

●	market prices prevailing at the time of sale;

●	prices related to such prevailing market prices; and

●	at negotiated prices.

The selling stockholders may effect transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring Common Stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such sales may be at prices then prevailing on the OTC Bulletin Board or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.  The selling stockholders and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of Common Stock.  The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the Common Stock under the laws of any country other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholders may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

The selling stockholders with respect to any purchase or sale of shares of Common Stock are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (the “Distribution”) from bidding for, purchasing, or attempting to induce any person to bid for or purchase for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period beginning one or more business days before and ending one day after completion of his or her participation in the Distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing of our Common Stock, except for the purpose of preventing or retarding a decline in the open market price of our Common Stock.  No such person may effect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the selling shareholders will be reoffering and reselling our Common Stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect of our Common Stock.

Any shares of Common Stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.  There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.  To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker, dealer, agent or other person regarding the sale of Common Stock by the selling stockholders.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby have been passed upon for us by Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022.

EXPERTS

Our financial statements as of December 31, 2012 and for the 10 months then ended appearing in our Annual Report on Form 10-K for the year ended December 31, 2012 (the 2012 10-K”) have been audited by Siberstein, Ungar, PLLC, independent registered public accounting firm, as set forth in their report dated April 4, 2013 included in the 2012 10-K.  Those financial statements are incorporated by reference in this prospectus in reliance upon that report given on the authority of Siberstein, Ungar, PLLC as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Bylaws provide our directors with protection for breaches of their fiduciary duties to us and our shareholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person of the Company in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

BRAZIL MINERALS, INC.

2,400,000 SHARES OF COMMON STOCK

PROSPECTUS

APRIL 11, 2013

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	our Annual Report on Form 10-K for the transition ended December 31, 2012, filed with the Commission on April 8, 2013;

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced above.

Item 4. Description of Securities.

General

                Our authorized capital stock consists of 150,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Articles of Incorporation, as amended, and By-laws.

Common Stock

                Holders of shares of our Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Except if a greater plurality is required by the express requirements of law or the Company’s Articles of Incorporation, as amended, the affirmative vote of a majority of the shares of voting stock represented at a meeting of stockholders at which there shall be a quorum present shall be required to authorize all matters to be voted upon by the stockholders of the Company. According to our charter documents, holders of our Common Stock do not have preemptive rights and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our common stockholders. Shares of our Common Stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and distributions to holders of preferred stock with preferential rights to distributions. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Preferred Stock

                One series of preferred stock has been designated- Series A Convertible Preferred Stock, par value $.001 per share (“Series A Preferred”). One share of such series has been issued.

                The holders of the Series A Preferred Stock shall not be entitled to dividends, except that in the event that a dividend is declared on the Company’s Common Stock, the holders of the Series A Preferred shall receive the dividends that would be payable if all then outstanding shares were converted into Common Stock immediately prior to the declaration of the dividend.

                In the event of the liquidation, dissolution or winding up of the Company, the holder of Series A Preferred shall not be entitled to a liquidation preference over the holders of the Common Stock, but the holder of the Series A Preferred shall share pro rata with the holders of Common Stock, as if all then outstanding shares of Series A Preferred were converted into Common Stock, in any assets of the Company available therefor after the payment of all sums to which the holders of other classes of outstanding Preferred Stock, if any, having a preference over the Series A Preferred, are entitled.

                For so long as Series A Preferred is issued and outstanding, the holder of Series A Preferred shall vote together as a single class with the holders of the Company’s Common Stock, and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series A Preferred being entitled to 51% of the total votes on all such matters, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

                 At any time, the share of Series A Preferred Stock shall be convertible into one share of Common Stock.

Transfer Agent and Registrar

                The registrar and transfer agent for the Company’s common stock is VStock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, New York 11516 and its main telephone number is 212-828-8436.

Item 5. Interests of Named Experts and Counsel.

                The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, NY 10022.

Item 6.  Indemnification of Directors and Officers

                The Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

                Our By-laws provide that no officer or director shall be personally liable for any obligations of the Company or for any duties or obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Company and that the Company indemnifies and hold harmless each person and their heirs and administrators who shall serve at any time as a director or officer of the Company from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having been a director or officer of the Company, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and that the Company shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the Nevada Revised Statutes; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct.

                At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                The indemnification provisions in our By-laws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

                A list of exhibits is set forth on the Exhibit Index that immediately precedes the exhibits and which is incorporated by reference herein.

Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered by this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Remainder of page intentionally blank.]

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Beverly Hills, California, on April 11, 2013.

BRAZIL MINERALS, INC. (Registrant)

By:	/s/ Marc Fogassa
Marc Fogassa
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Title	Date

/s/ Marc Fogassa	April 11, 2013
Marc Fogassa
Chief Executive Officer, Chief Financial Officer and Director
(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Roger Noriega	April 11, 2013
Roger Noriega
Director

/s/ Paul Durand	April 11, 2013
Paul Durand Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document

4.1

Brazil Minerals, Inc. 2013 Stock Incentive Plan. Incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the transition period ended December 31, 2012 filed on April 8, 2013.

4.2	Form of Stock Option Agreement. *

5.1	Opinion of Ofsink LLC, regarding legality.*

23.1	Consent of Ofsink LLC (included in Exhibit 5.1).

23.2	Consent of Silberstein Ungar, PLLC.*

* Filed herewith.